Exhibit 99.1

NEWS RELEASE
BROOKFIELD HOMES REPORTS SECOND QUARTER EARNINGS
Investors, analysts and other interested parties can access Brookfield Homes’ Supplemental Information Package on Brookfield Homes’ website under the Investor Relations/Financial Reports section at www.brookfieldhomes.com. Brookfield Homes’ second quarter investor conference call can be accessed by teleconference on July 31, 2007 at 10:00 am (Eastern Time) at 1-800-319-4610, toll free in North America. The archived teleconference may be accessed by dialing 1-800-319-6413 (passcode: 2816), toll free in North America through August 31, 2007. Alternatively, the conference call can be accessed by Webcast on Brookfield Homes’ website at www.brookfieldhomes.com.
Fairfax, Virginia, July 30, 2007 – (BHS: NYSE) Brookfield Homes Corporation today announced financial results for the second quarter ended June 30, 2007:
•	Net income for the three months ended June 30, 2007 was $10 million, compared to $43 million in 2006. The decrease is primarily a result of fewer home and lot sales, and a decrease in the gross margin earned on housing to 18% from 27% for the same period in 2006.

•	Housing revenue for the three months ended June 30, 2007 totaled $155 million, compared to $193 million for the same period in 2006. The decrease in housing revenue is primarily due to fewer home closings during the quarter in the Southland/Los Angeles market.

•	For the quarter, earnings per share is $0.35 compared to $1.57 for the prior year.

•	Second Quarter 2007 Financial Highlights

Results of Operations	Three Months Ended June 30		Six Months Ended June 30
(Millions, except per share amounts and units)	2007	2006	2007	2006

Housing revenue	$155	$193	$259	$315
Housing gross margin	$28	$53	$48	$90
Total revenue	$163	$232	$271	$375
Total gross margin	$34	$74	$55	$125
Net income before taxes	$15	$69	$20	$100
Net income	$10	$43	$38	$62
Earnings per share — diluted	$0.35	$1.57	$1.42	$2.24

Net new orders (units)	212	252	501	487
Backlog of homes (units at end of period)	372	499	372	499
Home closings (units)	237	269	388	468
Average selling price (per unit)	$657,000	$737,000	$676,000	$695,000
Lot sales (units)	21	331	42	460

*	Unit information includes joint ventures

Recent Developments and Operating Highlights
•	2007 Home Closings: Market conditions remain weak, and the company had lower than anticipated sales in recent months. The company is now targeting between 1,000 and 1,100 home closings for the year. To date, the company has closed or in backlog 795 homes.

•	Lots Owned and Controlled: At June 30, 2007, the company’s lots owned or controlled total 27,573. The company has direct ownership of 12,934 lots and 14,639 lots under option are controlled with the objective of adding value through land entitlements.

•	A summary of lots, owned or controlled under option, by region, follows:

	Northern	Southland /	San Diego /	Washington	Corporate
	California	Los Angeles	Riverside	D.C. Area	and Other	Total

Geographic diversification of lots	35%	12%	28%	24%	1%	100%

Lot supply
Owned	1,352	1,393	6,130	3,916	143	12,934
Optioned	8,414	1,865	1,500	2,860	-	14,639

Total	9,766	3,258	7,630	6,776	143	27,573

•	Joint Venture: As previously announced, Brookfield Homes formed a joint venture with California State Teachers’ Retirement System (CalSTRS) to entitle and develop land for residential uses, primarily in California. Both Brookfield Homes and CalSTRS will contribute up to $200 million, in total $400 million of equity to finance the acquisition, entitlement and development of land for sale to residential homebuilders and developers.

•	Impairments: In accordance with SFAS 144 “Accounting for the Impairment or Disposal of Long-Lived Assets”, the company conducts reviews of its assets for recoverability. Approximately 85% of the company’s lots have been controlled since prior to 2005 and for the three and six months ended June 30, 2007, the company did not recognize any impairment charges in land directly owned. However, during the three months ended June 30, 2007, an impairment charge of $41.7 million was recognized in one of the company’s joint ventures. In calculating the company’s share of the joint venture net loss, the company did not require an impairment charge as its carrying value in this joint venture is below its proportionate share of the underlying net assets.
Outlook
“As a result of the continued weakness in housing demand and high levels of inventory, we have reduced our targeted 2007 home closings by approximately 10%. Despite these current market conditions, we remain focused on continuing to create long-term value by entitling land as well as expanding relationships to identify and acquire control of properties in strategic market areas,” concluded Ian Cockwell, President & Chief Executive Officer.
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Brookfield Homes Corporation
Brookfield Homes Corporation is a residential homebuilder and land developer, building homes and developing land in master-planned communities and infill locations. We design, construct and market single-family and multi-family homes primarily to move-up and luxury homebuyers. We also entitle and develop land for our own communities and sell lots to other homebuilders. Our portfolio includes 27,000 lots owned and controlled in the Northern California; Southland / Los Angeles; San Diego / Riverside; and Washington D.C. Area markets. For more information, visit the Brookfield Homes website at www.brookfieldhomes.com.
Contact Information:
Linda Northwood
Director, Investor Relations
Tel: 858-481-2567
Email: lnorthwood@brookfieldhomes.com
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Note: Certain statements in this press release that are not historical facts, including information concerning possible or assumed future results of operations of the company, expected home closings (and the timing thereof), the company’s future outlook, and those statements preceded by, followed by, or that include the words “believe”, “planned”, “should”, “goals”, “expected”, “potential,” “estimate,” “targeted,” “scheduled” or similar expressions, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Undue reliance should not be placed on forward-looking statements because they involve known and unknown risks, uncertainties and other factors, which may cause the actual results to differ materially from the anticipated future results expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially from those set forward in the forward-looking statements include, but are not limited to: changes in general economic, real estate and other conditions; mortgage rate changes; availability of suitable undeveloped land at acceptable prices; adverse legislation or regulation; ability to obtain necessary permits and approvals for the development of our land; availability of labor or materials or increases in their costs; ability to develop and market our master-planned communities successfully; confidence levels of consumers; ability to raise capital on favorable terms; adverse weather conditions and natural disasters; relations with the residents of our communities; risks associated with increased insurance costs or unavailability of adequate coverage and ability to obtain surety bonds; competitive conditions in the homebuilding industry, including product and pricing pressures; and additional risks and uncertainties referred to in our Form 10-K and other SEC filings, many of which are beyond our control. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

Brookfield Homes Corporation
Consolidated Statements of Income

	(Unaudited)
	Three Months Ended		Six Months Ended
	June 30		June 30
(thousands, except per share amounts)	2007	2006	2007	2006

Revenue
Housing	$154,632	$193,682	$258,672	$315,505
Land and other revenues	8,026	38,780	11,932	59,855

Total revenue	162,658	232,462	270,604	375,360
Direct cost of sales	(129,062)	(158,461)	(215,643)	(250,185)

	33,596	74,001	54,961	125,175
Equity in earnings from housing and land joint ventures	56	763	380	1,670
Selling, general and administrative expense	(17,518)	(1,819)	(34,030)	(21,072)
Minority interest	(763)	(3,153)	(928)	(5,404)

Net income before taxes	15,371	69,792	20,383	100,369
Income tax recovery / (expense)	(5,841)	(26,730)	17,807	(38,441)

Net income	$9,530	$43,062	$38,190	$61,928

Weighted average shares outstanding
Basic	26,628	26,996	26,621	27,185
Diluted	26,886	27,388	26,890	27,602

Earnings per share
Basic	$0.36	$1.60	$1.43	$2.28
Diluted	$0.35	$1.57	$1.42	$2.24

Brookfield Homes Corporation
Condensed Balance Sheets

	(Unaudited)
	As at June 30		As at December 31
(thousands)	2007	2006	2006

Assets
Housing and land inventory	$1,119,447	$1,001,161	$1,075,192
Investments in housing and land joint ventures	107,437	64,731	90,325
Consolidated land inventory not owned	71,490	17,925	59,381
Receivables and other assets	38,043	41,307	37,031
Cash and cash equivalents	3,707	74,767	86,809
Deferred income taxes	46,259	45,792	52,715

	$1,386,383	$1,245,683	$1,401,453

Liabilities and Stockholders’ Equity
Project specific and other financings	$655,462	$626,420	$617,931
Accounts payable and other liabilities	218,324	274,704	320,061
Minority interest	105,689	53,017	92,055
Stockholders’ equity	406,908	291,542	371,406

	$1,386,383	$1,245,683	$1,401,453